Exhibit 99.1

Valentis, Inc.	SCO Financial Group LLC
Joe Markey	Laura Gorayeb (Media)
(650) 697-1900 x369	(212) 554-4158
jmarkey@valentis.com	lgorayeb@scogroup.com

FOR IMMEDIATE RELEASE

VALENTIS ANNOUNCES SETTLEMENT OF PATENT INFRINGEMENT LITIGATION

Burlingame, Calif., July 8, 2003- Valentis, Inc. (NASDAQ:VLTS) announced that its wholly-owned subsidiary, PolyMASC Pharmaceuticals plc, has settled its patent infringement litigation against ALZA Corporation, a unit of Johnson & Johnson.  Under the settlement, PolyMASC will receive a payment of $6.5 million, and grant a worldwide license to ALZA under its PEG-liposome patents.  The agreement settles pending patent infringement litigation in the United States and Germany, as well as Opposition proceedings in Japan and before the European Patent Office.

“We are very pleased with the clinical results from our Del-1 angiogenesis product and look forward to deploying the funds from this settlement toward completion of the Phase II clinical trial of that product,” stated Benjamin F. McGraw, III, CEO of Valentis.

PolyMASC initiated infringement proceedings against ALZA in the United States in April 2001, for infringement of U.S. Patent Number 6,132,763, based on ALZA’s manufacturing and selling of Doxil® and Caelyx®, PEGylated-liposome products encapsulating the drug doxorubicin.  Doxil® is approved and marketed in the United States for Kaposi’s sarcoma and refractory ovarian cancer.

The same product, Caelyx®, is approved and marketed in Europe for the same indications by Schering Plough.  PolyMASC initiated infringement proceedings in Germany, against SP Labo N.V., SP Europe and Essex Pharma GmbH, all members of the Schering Plough Group, alleging infringement of European Patent Nos. EP572,049B1 and EP445,131B1, based on the sales of Caelyx®.

About Valentis

Valentis is converting biologic discoveries into innovative products. The Company’s lead product in human testing is the Del-1 angiogenesis gene formulated with one of the Company’s proprietary polymer delivery systems. The Company is developing its other technologies, the GeneSwitch® and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position.

There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003, each as filed with the Securities and Exchange Commission.

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